Exhibit 99.1

TransMedics Reports Second Quarter 2022 Financial Results

Accelerated Commercial Momentum to Achieve Net Revenue of $20.5 million

2022 Revenue Guidance Range Raised to $67 million to $75 million

Andover, Mass. – August 1, 2022 - TransMedics Group, Inc. (“TransMedics”) (Nasdaq: TMDX), a medical technology company that is transforming organ transplant therapy for patients with end-stage lung, heart, and liver failure, today reported financial results for the quarter ended June 30, 2022. The Company also announced it entered into a new $60 million five-year loan agreement with CIBC Innovation Banking (“CIBC”), which was fully funded upon closing.

Recent Highlights

▪

Net revenue of $20.5 million in the second quarter of 2022, a 151% increase compared to the second quarter of 2021.  Transplant centers use of the National OCS Program (NOP) drove 84% of total US revenue.

▪	Integrated OCS™ Heart DCD offering into NOP
▪	Refinanced outstanding debt with new $60 million term loan

“For the third sequential quarter we posted significant growth over the same period from the previous year. The second quarter results further validated that NOP is a critical catalyst that will fuel our expected growth for the foreseeable future,” said Waleed Hassanein, MD, President, and Chief Executive Officer. “We are still very early on our growth trajectory, and we fully expect to continue to build on our momentum. We look forward to further broadening our NOP infrastructure and resources with the goal to maximize our coverage capacity and drive significant growth in transplant procedures in the US and around the world over the next several years.”

“We are pleased to have secured a non-dilutive debt financing, enabling us to retire our existing debt facility while providing TransMedics with incremental financial flexibility to continue to scale the business,” said Waleed Hassanein, MD, President, and Chief Executive Officer. “We look forward to a long-term and successful partnership with CIBC Innovation Bank as we continue grow our market presence.”

Debt Financing Agreement

On July 25, 2022, TransMedics entered into a new $60 million five-year loan agreement with CIBC, which was fully funded upon closing. A portion of the proceeds from the new credit facility were used to repay the Company’s existing $35 million credit facility with OrbiMed Advisors LLC (“OrbiMed”). The transaction, following the retirement of the prior facility with OrbiMed, provided net proceeds of $23 million of cash to the Company.

Cowen acted as exclusive financial advisor to TransMedics on this transaction. Additional detail regarding the financing is set forth in the Company’s Current Report on Form 8-K, filed with the SEC.

Second Quarter 2022 Financial Results

Net revenue for the second quarter of 2022 was $20.5 million, a 151% increase compared to $8.2 million in the second quarter of 2021. The increased revenue was due primarily to the continued increase in commercial sales of the OCS™ Heart and OCS™ Liver in the United States.

Gross margin for the second quarter of 2022 was 70%, as compared to 68% in the second quarter of 2021.

Operating expenses for the second quarter of 2022 were $24.1 million, compared to $15.5 million in the second quarter of 2021. The increase in operating expense was driven primarily by increased investment in the company’s NOP, our next generation OCS™ platform, as well as further investments in general commercial efforts and corporate infrastructure. Second quarter operating expenses in 2022 included $2.3 million of stock compensation expense, compared to $1.8 million of stock compensation in the second quarter of 2021.

Net loss for the second quarter of 2022 was $11.5 million, compared to $10.7 million in the second quarter of 2021.

Cash, cash equivalents and marketable securities were $58.1 million as of June 30, 2022, exclusive of net proceeds from the recent debt financing agreement.

2022 Financial Outlook

TransMedics is updating full year 2022 net revenue to be in the range of $67 million to $75 million, which represents 121% to 148% growth compared to the company’s prior year net revenue. TransMedics’ prior 2022 net revenue guidance was $59 million to $65 million.

Webcast and Conference Call Details

The TransMedics management team will host a conference call beginning at 4:30 p.m. ET / 1:30 p.m. PT on Monday, August 1, 2022. Investors interested in listening to the conference call may do so by dialing (844) 200-6205 for domestic callers or (929) 526-1599 for international callers, followed by Conference ID: 626851. A live and archived webcast of the event will be available on the “Investors” section of the TransMedics website at www.transmedics.com.

About TransMedics Group, Inc.

TransMedics is the world’s leader in portable extracorporeal warm perfusion and assessment of donor organs for transplantation. Headquartered in Andover, Massachusetts, the company was founded to address the unmet need for more and better organs for transplantation and has developed technologies to preserve organ quality, assess organ viability prior to transplant, and potentially increase the utilization of donor organs for the treatment of end-stage heart, lung, and liver failure.

Forward-Looking Statements

This press release contains forward-looking statements with respect to, among other things, our full year guidance, and statements about our operations, financial position, and business plans. These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Moreover, we operate in a very competitive and rapidly changing environment and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in or implied by any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Some of the key factors that could cause actual results to differ include: that we continue to incur losses; our need to raise additional funding; our existing and any future indebtedness, including our ability to comply with affirmative and negative covenants under our credit agreement to which we will remain subject to until maturity, and our ability to obtain additional financing or refinance existing debt on favorable terms or at all; the fluctuation of our financial results from quarter to quarter; our ability to use net operating losses and research and development credit carryforwards; our dependence on the success of the OCS; our ability to expand access to OCS through the National OCS Program; the rate and degree of market acceptance of the OCS; our ability to educate patients, surgeons, transplant centers and private payors of benefits offered by the OCS; our ability to improve the OCS platform; our dependence on a limited number of customers for a significant portion of our net revenue; our ability to maintain regulatory approvals or clearances for our OCS products, including the re-certification of the CE marks for our OCS products in the European Union and any delays in obtaining re-certification; our ability to adequately respond to FDA follow-up inquiries in a timely manner; the performance of our third-party suppliers and manufacturers; price increases of the components of our products; the timing or results of post-approval studies and any clinical trials for the OCS; our manufacturing, sales, marketing and clinical support capabilities and strategy; attacks against our information technology infrastructure; the economic, political and other risks associated with our foreign operations; our ability to attract and retain key personnel; the impact of the outbreak of COVID-19, including variants of the virus and associated containment, remediation and vaccination efforts; our ability to protect, defend, maintain and enforce our intellectual property rights relating to the OCS and avoid allegations that our products infringe, misappropriate or otherwise violate the intellectual property rights of third parties; the pricing of the OCS, as well as the reimbursement coverage for the OCS in the United States and internationally; regulatory developments in the United States, European Union and other jurisdictions; the extent and success of competing products that are or may become available; the impact of any product recalls or improper use of our products; our estimates regarding revenues, expenses and needs for additional financing; and other factors that may be described in our filings with the Securities and Exchange Commission (the “SEC”). Additional information will be made available by our annual and quarterly reports and other filings that we make from time to time with the SEC. These forward-looking statements speak only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Investor Contact:

Brian Johnston

332-895-3222

Investors@transmedics.com

TransMedics Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net revenue	$20,521	$8,171	$36,401	$15,224
Cost of revenue	6,171	2,582	9,947	4,824
Gross profit	14,350	5,589	26,454	10,400
Gross Margin	70%	68%	73%	68%
Operating expenses:
Research, development and clinical trials	6,714	6,295	14,248	10,827
Selling, general and administrative	17,381	9,162	31,320	15,948
Total operating expenses	24,095	15,457	45,568	26,775
Loss from operations	(9,745)	(9,868)	(19,114)	(16,375)
Other income (expense):
Interest expense	(972)	(965)	(1,932)	(1,917)
Other income (expense), net	(784)	171	(1,011)	(283)
Total other expense, net	(1,756)	(794)	(2,943)	(2,200)
Loss before income taxes	(11,501)	(10,662)	(22,057)	(18,575)
Provision for income taxes	(22)	(6)	(28)	(10)
Net loss	$(11,523)	$(10,668)	$(22,085)	$(18,585)
Net loss per share attributable to common stockholders, basic and diluted	$(0.41)	$(0.39)	$(0.79)	$(0.68)
Weighted average common shares outstanding, basic and diluted	27,983,629	27,620,764	27,967,072	27,495,125

* Reconciliation of Gross to Net revenue for certain payments made to customers (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Gross revenue from sales to customers	$20,521	$8,667	$36,401	$16,304
Less: clinical trial payments reducing revenue	—	496	—	1,080
Total net revenue	$20,521	$8,171	$36,401	$15,224

TransMedics Group, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2022	December 31, 2021
Current assets:
Cash and cash equivalents	$30,386	$25,580
Marketable securities	27,697	66,872
Accounts receivable	12,979	5,934
Inventory	17,468	14,859
Prepaid expenses and other current assets	6,583	5,460
Total current assets	95,113	118,705
Property and equipment, net	16,177	9,841
Operating lease right-of-use assets	5,495	5,847
Restricted cash	500	500
Total assets	$117,285	$134,893
Current liabilities:
Accounts payable	$5,711	$6,651
Accrued expenses and other current liabilities	15,420	16,337
Deferred revenue	238	250
Operating lease liabilities	1,372	—
Total current liabilities	22,741	23,238
Long-term debt, net of discount	35,475	35,197
Operating lease liabilities, net of current portion	8,150	8,604
Total liabilities	66,366	67,039
Total stockholders' equity	50,919	67,854
Total liabilities and stockholders' equity	$117,285	$134,893